UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  December 9, 2013 (December 5, 2013)

Commission file number 001-36129 SPRINGLEAF HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware	27-3379612
(State of Incorporation)	(I.R.S. Employer Identification No.)
601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)
(812) 424-8031
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, the Board of Directors (the “Board”) of Springleaf Holdings, Inc. (the “Company”) increased the size of the Board from five to six members and elected Ronald M. Lott, effective as of December 5, 2013, as a Class III member of the Board to serve until the annual meeting of stockholders in 2016.  Mr. Lott was also elected as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

In accordance with the Company’s compensation policy for non-employee directors, Mr. Lott will receive annual director fees of $50,000 and an annual fee of $5,000 for service as a member of each of the Committees.  In addition, under the Company’s 2013 Omnibus Incentive Plan, Mr. Lott received a grant of the number of shares of restricted stock of the Company with a fair market value on the date of grant equal to $200,000.  The shares will vest in three equal portions on each of the first three anniversaries of the grant date, provided Mr. Lott is still serving as of the applicable vesting date.

Mr. Lott was also elected, effective as of December 5, 2013, as a member of the Board of Directors of Springleaf Finance, Inc., a direct wholly-owned subsidiary of the Company, and Springleaf Finance Corporation, an indirect subsidiary of the Company.

There are no transactions between Mr. Lott (or any member of his immediate family) and the Company (or any of its subsidiaries) and there is no arrangement or understanding between Mr. Lott and any other persons or entities pursuant to which Mr. Lott was elected as a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPRINGLEAF HOLDINGS, INC.
(Registrant)
Date:	December 9, 2013	By	/s/	Minchung (Macrina) Kgil
Minchung (Macrina) Kgil
Senior Vice President and Chief Financial Officer